FILE PURSUANT TO RULE 424(b)(3) REGISTRATION NO. 333-93399

August 20, 2004 prospectus supplement to prospectus dated January 10, 2002, and prospectus supplements dated December 15, 2003, April 20, 2004, June 30, 2004 and July 26, 2004.

In our July 26, 2004 prospectus supplement, we stated that Reef Global Energy III, L.P. (the "Partnership") owns a 3% working interest in the Treasure Isle Devon SOT #1 prospect (the "Devon Prospect") of the Treasure Isle Field located 40 miles southeast of Houston, Texas. In fact, as of the date of the July 26, 2004 prospectus supplement, we had not purchased an interest in the Devon Prospect. As of the date of this prospectus supplement, Reef Exploration, Inc. ("Reef Exploration"), an affiliate of the Partnership's managing general partner, Reef Partners LLC, is a party to a Letter of Intent to acquire an undivided 25% of 8/8ths interest in and to the Devon Prospect. Upon completion of the purchase, Reef Exploration will assign a 3% working interest in the Devon Prospect to the Partnership. An additional prospectus supplement announcing Reef Exploration's purchase of the Devon Prospect and its assignment of a 3% working interest to the Partnership will be filed upon completion of the purchase.